Exhibit 3.2

Execution Version

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CHENIERE ENERGY PARTNERS GP, LLC

(a Delaware Limited Liability Company)

August 9, 2012

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ii

iii

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CHENIERE ENERGY PARTNERS GP, LLC

A Delaware Limited Liability Company

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, restated or modified from time to time, the “Agreement”) of CHENIERE ENERGY PARTNERS GP, LLC, a Delaware limited liability company (the “Company”), dated as of August 9, 2012, is adopted, executed and agreed to by Cheniere LNG Holdings, LLC, a Delaware limited liability company (“Cheniere Holdings”), and Blackstone CQP Holdco LP, a Delaware limited partnership (the “Purchaser”) (solely during the Investor Approval Period for the purposes of enforcing its rights hereunder).

RECITALS

1. The name of the Company is Cheniere Energy Partners GP, LLC.

2. The Company was originally formed as a Delaware limited liability company by the filing of a Certificate of Formation, dated as of November 21, 2006 (the “Original Filing Date”), with the Secretary of State of the State of Delaware, pursuant to the Delaware Limited Liability Company Act, with Cheniere Holdings as the sole Member.

3. The Limited Liability Company Agreement of the Company was executed effective November 21, 2006, by its sole Member, Cheniere Holdings (the “Original Agreement”).

4. The Amended and Restated Limited Liability Company Agreement of the Company was executed effective March 26, 2007, by its sole Member, Cheniere Holdings.

5. The Second Amended and Restated Limited Liability Company Agreement of the Company was executed effective August 6, 2007, by its sole Member, Cheniere Holdings (the “Existing Agreement”).

6. Cheniere Holdings now deems it advisable to amend and restate the Existing Agreement in its entirety as set forth herein.

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below (unless otherwise expressly provided herein):

“2011 EPC Contract” has the meaning given to such term in the Partnership Agreement.

“Absent Party” has the meaning given such term in Section 6.06.

“Act” means the Delaware Limited Liability Company Act (6 Delaware Code Sections 18-101, et seq.), as the same may be amended from time to time, and any corresponding provisions of succeeding law.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i) credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5); and

(ii) debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Allocation Regulations and shall be interpreted consistently therewith.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Any Affiliate of CEI shall not be deemed an Affiliate of the Purchaser for purposes of this Agreement.

“Agreement” has the meaning given such term in the Preamble.

“Allocation Regulations” means Treasury Regulation Sections 1.704-1(b), 1.704-2 and 1.704-3 (including temporary regulations), as such regulations may be amended and in effect from time to time and any corresponding provisions of succeeding regulations.

“Applicable Law” means (a) any United States federal, state, local or foreign law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any applicable national securities exchange or listing requirement of any national securities exchange or Securities and Exchange Commission recognized trading market on which securities issued by the Partnership are listed or quoted.

“Audit Committee” has the meaning given such term in Section 6.08(b).

“Bankruptcy” or “Bankrupt” means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Applicable Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Applicable Law has been commenced against such Person and 120 Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 Days have expired without such appointment having been vacated or stayed, or 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in the Act.

“Basic Documents” has the meaning given such term in the Unit Purchase Agreement.

“Board” has the meaning given such term in Section 6.01.

“Business Day” means any day other than a Saturday, Sunday or other day which is a nationally recognized holiday in the United States of America or when banks in New York, New York are authorized or required by Applicable Law to be closed.

“Capital Account” means, with respect to any Member, the account to be maintained by the Company for each Member in accordance with Section 4.04.

“Capital Contribution” means, with respect to any Member, the amount of money and the agreed fair value of any property (other than money) contributed to the Company by such Member in respect of the issuance of a Membership Interest to such Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

“CEI” means Cheniere Energy, Inc., a Delaware corporation.

“Certificate” means the Certificate of Formation of the Company as filed with the Secretary of State of the State of Delaware, as it shall be amended from time to time.

“Cheniere CQP Directors” has the meaning given such term in Section 6.07(a)(ii).

“Cheniere Holdings” has the meaning given such term in the Preamble, and its successors and assigns.

“Class B Units” has the meaning given such term in the Partnership Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code shall include a reference to any amendatory or successor provisions thereto.

“Common Units” means the common units representing limited partner interests in the Partnership.

“Company” has the meaning given such term in the Preamble.

“Company Property” means any and all property, both real and personal, tangible and intangible, whether contributed or otherwise acquired, owned by the Company.

“Compensation Committee” has the meaning given such term in Section 6.08(d).

“Conflicts Committee” has the meaning given such term in the Partnership Agreement.

“Contribution Agreement” means the Contribution and Conveyance Agreement, dated as of March 26, 2007, among Cheniere Holdings, the Company, the Partnership and the other parties thereto.

“Day” means a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the next succeeding Business Day.

“Director” or “Directors” has the meaning given such term in Section 6.02.

“Dispute Resolution Committee” is a committee of the Board consisting of the Independent CQP Directors and the Directors appointed by Cheniere Holdings or the Purchaser, as applicable, which is not, or whose Affiliates are not (other than members of the Partnership Group), parties to the agreement being considered.

“Dissolution Event” has the meaning given such term in Section 12.01(a).

“EBITDA” means, with respect to the Partnership Group on a consolidated basis, the trailing twelve months earnings before interest, taxes, depreciation and amortization; provided, however, that if a Train has commenced commercial operations but commercial operations have been ongoing for less than twelve months, EBITDA shall be calculated on a pro forma basis in an amount equal to the EBITDA of such Train since commercial operations commenced multiplied by a fraction, the numerator of which is 365 and the denominator of which is the number of days since commercial operations commenced.

“EPC Contract” means a lump sum turnkey agreement for the engineering, procurement and construction of Train 1, Train 2, Train 3 or Train 4 (or any combination of the foregoing) of the Liquefaction Project (as defined in the Partnership Agreement).

“Equity Securities” has the meaning given to such term in the Partnership Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive Committee” has the meaning given such term in Section 6.08(i).

“Existing Agreement” has the meaning given such term in the Recitals.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” or “Governmental” means any federal, state, local or foreign court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Company or its assets or Members.

“Indebtedness” means any of the following: (a) the principal of and accrued interest, premium (if any) or penalties on and premiums or penalties that would arise as a result of prepayment of (i) any indebtedness for borrowed money, (ii) any obligations evidenced by bonds, debentures, notes or other similar instruments, and (iii) obligations, contingent or otherwise, under banker’s acceptance credit, letters of credit or similar facilities; (b) any obligations to pay the deferred purchase price of property, assets or services, except trade accounts payable and other current liabilities arising in the Ordinary Course of Business; and (c) any guaranty of any of the foregoing. The principal amount of Indebtedness shall equal the face amount of such Indebtedness.

“Indemnitee” means (a) any Person who is or was an Affiliate of the Company, (b) any Person who is or was a member, partner, officer, director, employee, agent or trustee of the Company or any Affiliate of the Company and (c) any Person who is or was serving at the request of the Company or any Affiliate of the Company as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“Independent CQP Directors” has the meaning given such term in Section 6.07(a)(iii).

“Independent Director” shall mean a Director meeting the standards set forth in the definition of Conflicts Committee in the Partnership Agreement.

“Initial Capital Contribution” means the initial contribution to the capital of the Company made by the Member pursuant to the Original Agreement.

“Investor Approval Period” has the meaning given such term in the Investors’ and Registration Rights Agreement.

“Investor CQP Directors” has the meaning set forth in Section 6.07(a)(i).

“Investors’ and Registration Rights Agreement” means the Investors’ and Registration Rights Agreement, dated as of July 31, 2012, among CEI, the Company, the Partnership, the Purchaser, Cheniere Class B Units Holdings, LLC and any investors party thereto, as amended, restated or otherwise modified from time to time.

“Managing Member” means Cheniere Holdings, and any successor thereto.

“Member” means Cheniere Holdings as the sole member of the Company executing this Agreement and any Person hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company. Reference to “Member” under this Agreement shall not be deemed to include the Purchaser.

“Membership Interest” means, with respect to any Member at any time, (a) that Member’s status as a Member; (b) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including that Member’s rights to vote, consent and approve and otherwise to participate in the management of the Company; and (d) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.

“NYSE MKT” means the NYSE MKT LLC or such other national securities exchange on which the Common Units trade.

“O&M Agreement” means (a) that certain Amended and Restated Operation and Maintenance Agreement (Sabine Pass LNG Facilities) by and between the General Partner, Cheniere LNG O&M Services, LLC and Sabine Pass LNG. L.P., dated as of August 9, 2012, (b) that certain Operation and Maintenance Agreement (Sabine Pass Liquefaction Facilities) by and between Cheniere LNG O&M Services, LLC, the General Partner and Sabine Pass Liquefaction, LLC, dated as of May 14, 2012 and (c) from and after such time that the transactions contemplated by the CTPL Purchase Agreement (as defined in the Unit Purchase Agreement) are consummated, that certain Amended and Restated Operation and Maintenance Services Agreement (Cheniere Creole Trail Pipeline) by and between Cheniere LNG O&M Services, LLC, the General Partner and Cheniere Creole Trail Pipeline, L.P., each as amended, restated or otherwise modified from time to time.

“Officer” means any person elected as an officer of the Company as provided in Section 7.01, but such term does not include any person who has ceased to be an officer of the Company.

“Ordinary Course” or “Ordinary Course of Business” means the conduct of the business of the Partnership Group in accordance with the Partnership Group’s normal day-to-day customs, practices and procedures, conducted in accordance with past practice.

“Original Agreement” has the meaning given such term in the Recitals.

“Original Filing Date” has the meaning given such term in the Recitals.

“Partnership” means Cheniere Energy Partners, L.P., a Delaware limited partnership, and any successors thereto.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof, as amended from time to time, or any successor agreement.

“Partnership Group” has the meaning given such term in the Partnership Agreement.

“Person” means any natural person, partnership, corporation, limited liability company, association, joint-stock company, unincorporated organization, joint venture, trust, court, Governmental Authority or any political subdivision thereof, or any other legal entity.

“Purchaser” has the meaning given such term in the Preamble and any successor thereto appointed in accordance with the Investors’ and Registration Rights Agreement.

“Registered Public Accountants” means a firm of independent registered certified public accountant selected from time to time by the Board.

“Regulatory Allocations” has the meaning set forth in Section 5.01(b)(v).

“Service Agreements” mean, collectively, (a) the O&M Agreements, (b) that certain Amended and Restated Services and Secondment Agreement by and between Cheniere LNG O&M Services, L.P. and the Company, dated as of August 9, 2012 (c) that certain Amended and Restated Management Services Agreement (Sabine Pass LNG Facilities) by and between Cheniere LNG Terminals, Inc., and Sabine Pass LNG, L.P., dated as of August 9, 2012, (d) that certain Management Services Agreement among Cheniere LNG Terminals, Inc. and Sabine Pass Liquefaction, LLC (Sabine Pass Liquefaction Facilities), dated as of May 14, 2012, (e) that certain amended and restated letter agreement regarding management and administrative services to be provided by Cheniere LNG Terminals, Inc. to the Partnership, dated as of August 9, 2012, and (f) from and after such time that the transactions contemplated by the CTPL Purchase Agreement (as defined in the Unit Purchase Agreement) are consummated, that certain Amended and Restated Management Services Agreement (Cheniere Creole Trail Pipeline) by and between Cheniere LNG Terminals, Inc. and Cheniere Creole Trail Pipeline, L.P., each as amended, restated or otherwise modified from time to time.

“Sharing Ratio” means, subject in each case to adjustments in accordance with this Agreement, (a) in the case of a Member executing this Agreement as of the date of this Agreement or a Person acquiring such Member’s Membership Interest, the percentage specified for that Member as its Sharing Ratio on Exhibit A, and (b) in the case of Membership Interests issued pursuant to Section 3.01, the Sharing Ratio established pursuant thereto; provided, however, that the total of all Sharing Ratios shall always equal 100%.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Tax Matters Member” has the meaning given such term in Section 10.03.

“Term” has the meaning given such term in Section 2.05.

“Train 1” has the meaning given such term in the Partnership Agreement.

“Train 2” has the meaning given such term in the Partnership Agreement.

“Train 3” has the meaning given such term in the Partnership Agreement.

“Train 4” has the meaning given such term in the Partnership Agreement.

“Trains” has the meaning given such term in the Partnership Agreement.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final, Treasury Regulations.

“Unit Purchase Agreement” means that certain Unit Purchase Agreement, dated as of May 14, 2012, among the Partnership, CEI and the Purchaser.

SECTION 1.02 Construction.

Article and Section references in this Agreement are references to the corresponding Article and Section to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by the Purchaser, such action shall be in the Purchaser’s sole discretion, unless otherwise specified in this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

ARTICLE II

ORGANIZATION

SECTION 2.01 Formation.

The Company was formed as a Delaware limited liability company by the filing of the Certificate, dated as of the Original Filing Date, with the Secretary of State of Delaware pursuant to the Act.

SECTION 2.02 Name.

The name of the Company is “Cheniere Energy Partners GP, LLC” and all Company business must be conducted in that name or such other names that comply with Applicable Law as the Directors may select.

SECTION 2.03 Registered Office; Registered Agent; Principal Office.

The name of the Company’s registered agent for service of process is Corporation Service Company, and the address of the Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The principal place of business of the Company shall be located at 700 Milam Street, Suite 800, Houston, Texas 77002. The Members may change the Company’s registered agent or the location of the Company’s registered office or principal place of business as the Members may from time to time determine. The Company may have such other offices as the Members may designate.

SECTION 2.04 Purposes.

The purposes of the Company are to act as the general partner of the Partnership as described in the Partnership Agreement and to engage in any lawful business or activity ancillary or related thereto. The Company shall possess and may exercise all of the powers and privileges granted by the Act, by any other Applicable Law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or appropriate to the conduct, promotion or attainment of the businesses, purposes or activities of the Company.

SECTION 2.05 Term.

The period of existence of the Company (the “Term”) commenced on the Original Filing Date and shall end at such time as a certificate of cancellation is filed with the Secretary of State of the State of Delaware in accordance with Section 12.04.

SECTION 2.06 No State Law Partnership.

It is intended that the Company shall be a limited liability company formed under the Applicable Laws of the State of Delaware and shall not be a partnership (including a limited partnership) or joint venture, and that no Member (nor the Purchaser) shall be a partner or joint venturer of any other party for any purposes other than federal, state, local and foreign income tax purposes, and this Agreement may not be construed to suggest otherwise.

SECTION 2.07 Title to Company Assets.

Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member (nor the Purchaser) shall have any ownership interest in such Company assets or portion thereof.

SECTION 2.08 Liability of Members, Directors And Officers.

(a) Neither the Purchaser nor any Member, Director or Officer, solely by reason of being the Purchaser, a Member, Director or Officer, shall be liable, under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company or the Partnership, whether arising in contract, tort or otherwise, or for the acts or omissions of any other Member, Director, Officer, agent or employee of the Company or its Affiliates. The failure of the Company (acting in its own capacity or as the general partner of the Partnership) to observe any formalities or requirements relating to the exercise of its powers or management of its (or the Partnership’s) business or affairs shall not be grounds for imposing liability for any such debts, obligations or liabilities of the Company or the Partnership.

(b) Nothing contained in Section 2.08(a) shall be deemed to limit (i) the obligations of any Person to the Purchaser or (ii) any of the Purchaser’s rights pursuant to this Agreement or any of the other Basic Documents.

ARTICLE III

MEMBERSHIP

SECTION 3.01 Membership Interests; Additional Members.

Cheniere Holdings is the sole initial Member of the Company, as reflected on Exhibit A hereto. Additional Person(s) may be admitted to the Company as Members upon the unanimous approval of the existing Members, without any approval of the Board, on such terms and conditions as the Members determine at the time of such admission. The terms of admission or issuance must specify the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers and duties. To the extent permitted by Section 14.05 (and otherwise in accordance with this Agreement), the Members may reflect the creation of any new class or group in an amendment to this Agreement, executed in accordance with Section 14.05, indicating the different rights, powers and duties thereof. Any such admission is effective only after such new Member has executed and delivered to the Members and the Company an instrument containing the notice address of the new Member and such new Member’s ratification of this Agreement and agreement to be bound by it. Upon the admission of a new Member, Exhibit A will be updated to reflect such admission.

SECTION 3.02 Access To Information.

Each Member shall be entitled to receive any information that it may request concerning the Company; provided, however, that this Section 3.02 shall not obligate the Company to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database). Each Member shall also have the right, upon reasonable notice and at all reasonable times during usual business hours, to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. All costs and expenses incurred in any inspection, examination or audit made on such Member’s behalf shall be borne by such Member.

SECTION 3.03 Liability.

Except as otherwise required under the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member (nor the Purchaser) or beneficial owner of any Membership Interest shall be personally liable for or otherwise obligated with respect to any such debt, obligation or liability of the Company by reason of being a Member or beneficial owner of such Membership Interest. The Members and beneficial owners agree that their rights, duties and obligations in their capacities as Members and beneficial owners are only as set forth in this Agreement and as otherwise arise under the Act. Furthermore, the Members and beneficial owners agree that the existence of any rights of a Member, the Purchaser or beneficial owner, or the exercise or forbearance from exercise of any such rights shall not create any duties or obligations of the Member, the Purchaser or beneficial owner in their capacities as such, nor shall such rights be construed to enlarge or otherwise alter in any manner the duties and obligations of the Member, the Purchaser or beneficial owner.

ARTICLE IV

CAPITAL CONTRIBUTIONS

SECTION 4.01 Initial Capital Contributions.

At the time of the formation of the Company, as reflected on Exhibit A, Cheniere Holdings made a Capital Contribution in the amount of $1,000.00 in exchange for all of the Membership Interests in the Company. In addition, on March 26, 2007, Cheniere Holdings made such additional Capital Contributions to the Company as are described in the Contribution Agreement. Upon the admission of a subsequent Member, Exhibit A shall be updated to reflect the Capital Contribution attributable to such Member. After admission as a Member, no Member shall be obligated to make any additional capital contributions to the Company.

SECTION 4.02 Loans.

If the Company does not have sufficient cash to pay its obligations, any Member may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section 4.02 constitutes a loan from the Member to the Company, shall bear interest at a rate comparable to the rate the Company could obtain from third parties, from the date of the advance until the date of payment, and is not a Capital Contribution. In no event shall any such loans grant the Member (or any other Persons) rights that violate any of the Purchaser’s rights pursuant to this Agreement or any of the other Basic Documents.

SECTION 4.03 Return of Contributions.

Except as expressly provided herein, no Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

SECTION 4.04 Capital Accounts.

A Capital Account shall be established and maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b) et. seq., as such regulations may be amended and in effect from time to time and any corresponding provisions of succeeding regulations.

ARTICLE V

DISTRIBUTIONS AND ALLOCATIONS

SECTION 5.01 Allocations for Capital Account Purposes.

(a) Except as otherwise set forth in Section 5.01(b), for purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss and deduction shall be allocated and charged to the Members in accordance with their respective Sharing Ratios.

(b) The following special allocations shall be made prior to making any allocations provided for in 5.01(a) above:

(i) Qualified Income Offset. Except as provided in Section 5.01(b)(ii), in the event any Member receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Allocation Regulations, the deficit balance, if any, in such Member’s Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible.

(ii) Nonrecourse Debt Allocations. Notwithstanding any other provision of this Section 5.01, each Member shall be allocated items of Company income and gain in each fiscal year as necessary, in the Board’s discretion, to comply with the Allocation Regulations relating to nonrecourse debt.

(iii) Gross Income Allocations. In the event any Member has a deficit balance in such Member’s Adjusted Capital Account at the end of any Company taxable period, such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 5.01(b)(iii) shall be made only if and to the extent that such Member would have a deficit balance in such Member’s Adjusted Capital Account after all other allocations provided in this Section 5.01 have been tentatively made as if this Section 5.01(b)(iii) were not in the Agreement.

(iv) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to the Allocation Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to the Allocation Regulations.

(v) Curative Allocation. The special allocations set forth in Section 5.01 (b)(i), (ii) and (iii) (the “Regulatory Allocations”) are intended to comply with the Allocation Regulations. Notwithstanding any other provisions of this Section 5.01, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members such that, to the extent possible, the net amount of allocations of such items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.

SECTION 5.02 Distributions.

Except as otherwise provided in Section 5.04 or Section 12.02, cash may be distributed at such time and in such amounts as the Managing Member shall determine to the Members in accordance with their respective Sharing Ratios. Such distributions shall be made concurrently to the Members as reflected on the books of the Company on the date set for purposes of such distribution.

SECTION 5.03 Varying Interests.

All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member’s Sharing Ratio, the Members agree that their allocable shares of such items for the taxable year shall be determined on any method determined by the Members in their sole discretion to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Members’ varying Sharing Ratios.

SECTION 5.04 Limitations on Distributions.

No distribution shall be declared and paid unless, if after the distribution is made, the value of assets of the Company would exceed the liabilities of the Company, except liabilities to the Members on account of their Capital Contributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate any Applicable Law.

ARTICLE VI

MANAGEMENT

SECTION 6.01 Management by Board of Directors.

Other than as expressly set forth in Section 6.15, all of the power and authority of the Company relating to the Company’s management of the business and affairs of the Partnership Group, as the general partner of the Partnership, shall be fully vested in, and managed by, a Board of Directors (the “Board”) and, subject to the discretion of the Board, Officers elected pursuant to Article VII. The Directors and Officers shall collectively constitute “managers” of the Company within the meaning of the Act. Except as otherwise expressly provided in this Agreement (including Section 6.14 and Section 6.15), no Member, by virtue of having the status of a Member, shall have or attempt to exercise or assert any management power over the business and affairs of the Company or shall have or attempt to exercise or assert actual or apparent authority to enter contracts on behalf of, or to otherwise bind, the Company or any member of the Partnership Group. Except as otherwise provided in this Agreement (or as the Board may resolve with respect to determining the powers granted to the Officers), the authority and functions of the Board, on the one hand, and of the Officers, on the other hand, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware. The Officers shall be vested with such powers and duties as are expressly set forth in Article VII and as are otherwise specified by the Board. Accordingly, except as otherwise expressly provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers who shall be agents of the Company.

SECTION 6.02 Number; Qualification; Tenure.

Until the expiration of the Investor Approval Period, the number of directors constituting the Board shall be eleven (11) and thereafter shall not be less than one (1) nor more than nine (9) (each a “Director” and, collectively, the “Directors”). A Director need not be a Member nor a resident of the State of Delaware. During the Investor Approval Period, each Director shall be appointed pursuant to Section 6.07. Each Director shall serve until his or her death, resignation or removal from office or until his or her successor is appointed as provided in Section 6.07. Upon expiration of the Investor Approval Period, all Directors shall be appointed by the Member.

SECTION 6.03 Meetings.

A meeting of the Board or any committee thereof may be called by any member of the Board or a committee thereof on at least three (3) days notice to the other members of such Board or committee, either personally or by mail, telephone, telegraph or electronic mail. Any such notice, or waiver thereof, need not state the purpose of such meeting, except for amendments to this Agreement and as may otherwise be required by Applicable Law. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

At any meeting of the Board where a material agreement relating to indebtedness is to be considered, a representative of the Purchaser shall have the opportunity to review in advance materials to be provided to the Board with respect thereto and shall have the right to provide a summary to the Board regarding consideration of such matter.

SECTION 6.04 Action By Consent of Board or Committee of Board.

Subject to Article XIV, and to the extent permitted by Applicable Law, any action required or permitted to be taken at a meeting of the Board or any committee thereof may be taken without a meeting, without prior notice and without a vote, so long as a consent or consents in writing, setting forth the action so taken, are signed by all of the members of the Board or committee thereof.

SECTION 6.05 Conference Telephone Meetings.

Directors or members of any committee of the Board may participate in and hold a meeting of the Board or such committee by means of telephone conference, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

SECTION 6.06 Quorum; Board Voting.

(i) A majority of all Directors, which includes (ii) at least two (2) Investor CQP Directors, two (2) Cheniere CQP Directors and two (2) Independent Directors present in person or participating in accordance with Section 6.05 shall constitute a quorum for the transaction of business, unless a greater number is required by Applicable Law; and if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time, without notice, other than announcement at the meeting, until a quorum shall be present; provided, however, that clause (ii) shall not be required to constitute a quorum if (A) a meeting has been adjourned for at least three (3) days on two consecutive occasions due to failure of clause (ii) to be satisfied (the party that appointed the Directors whose absence caused a failure of quorum to be satisfied at a meeting and two consecutive re-convened meetings (the “Absent Party”)) and (B) at the third consecutive re-convened meeting (held at least three (3) days after the previously adjourned meeting), the absence of Directors appointed by the Absent Party is the cause of clause (ii) not being satisfied; provided, further, that by unanimous decision of those Investor CQP Directors and Cheniere CQP Directors present, the requirement for Independent Directors to be present to constitute a quorum at a particular meeting may be waived. Except as otherwise required by Applicable Law or as otherwise set forth herein, all decisions of the Board shall require the affirmative vote of a majority of the members of the Board present at a meeting duly called in accordance with this Article VI. The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

SECTION 6.07 Appointment of Directors; Vacancies; Increases in the Number of Directors.

(a) During the Investor Approval Period:

(i) The Purchaser shall have the right to appoint three (3) Directors to the Board (the “Investor CQP Directors”);

(ii) Cheniere Holdings shall have the right to appoint four (4) Directors to the Board (the “Cheniere CQP Directors”); and

(iii) The Board shall have four (4) Directors who are Independent Directors (the “Independent CQP Directors”).

(b) During the Investor Approval Period any increase or decrease in the number of Directors shall require approval of the Managing Member and the Purchaser. After the Investor Approval Period, any vacancies and newly created directorships resulting from any increase in the number of Directors shall be filled by the Member in its sole discretion.

(c) If the Board determines that a member of the Partnership Group should be managed by a board of managers or directors, then such board shall have as one of its members an Independent CQP Director, if during the Investor Approval Period, or other Independent Director following the Investor Approval Period.

SECTION 6.08 Committees.

(a) The Board may establish committees of the Board and may delegate any of its responsibilities, except as otherwise prohibited by Applicable Law, to such committees. As of the date hereof, there are no committees other than the Conflicts Committee, the Executive Committee and the Audit Committee. Any additional committees of the Board created after the date hereof shall include at least one Investor CQP Director and one Cheniere CQP Director.

(b) The Board shall have an audit committee (the “Audit Committee”) consisting of three (3) Independent CQP Directors selected by the Board. Such Audit Committee shall establish a written audit committee charter in accordance with the rules of the NYSE MKT, as amended from time to time.

(c) The Board shall have a Conflicts Committee consisting of three (3) or more Directors selected by the Board that satisfy the criteria set forth in the definition of Conflicts Committee in the Partnership Agreement; provided, however, that if a vacancy thereon exists, the Conflicts Committee may continue to act by action of such remaining two (2) members. During the

Investor Approval Period, the Directors serving on the Conflicts Committee shall consist solely of Independent CQP Directors. The Conflicts Committee shall function in the manner described in the Partnership Agreement. If requested by any Investor CQP Director or Cheniere CQP Director, the Conflicts Committee shall review and recommend to a Dispute Resolution Committee whether the Conflicts Committee believes that there has been a breach of an agreement between the Partnership Group, on the one hand, and either CEI and its Affiliates (other than any member of the Partnership Group) or the Purchaser and its Affiliates (other than any member of the Partnership Group), on the other hand, and if there is a recommendation that there has been such a breach, the Dispute Resolution Committee shall consider what actions, if any, to be taken with respect thereto, and (subject to Section 6.15) shall be empowered to cause the members of the Partnership Group to take any such actions.

(d) The Board may elect to have a compensation committee (the “Compensation Committee”) comprised of three (3) Independent CQP Directors selected by the Board. Such Compensation Committee shall establish a written compensation committee charter in accordance with the applicable rules of NYSE MKT, as amended from time to time.

(e) A majority of any committee, present in person or participating in accordance with Section 6.05, shall constitute a quorum for the transaction of business of such committee, and the affirmative vote of a majority of the committee members present shall be necessary for the adoption by it of any resolution, unless the affirmative vote of a majority of the members of any such committee is required by Applicable Law or otherwise; provided, however, that the affirmative vote of four out of five of the members of the Executive Committee shall be necessary for the adoption by such committee of any resolution.

(f) A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 14.02. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

(g) Any committee designed pursuant to this Section 6.08 shall choose its own chairman and keep regular minutes of its proceedings and report the same to the Board when requested.

(h) The Board may designate one or more Directors as alternate members of any committee (other than the Executive Committee) who may replace any absent or disqualified member at any meeting of such committee; provided, however, that any such designated alternate of the Conflicts Committee must be appointed pursuant to Section 6.08(c); provided, further, that any such designated alternate of the Audit Committee or Compensation Committee or Conflicts Committee must meet the standards for an Independent Director. Nothing herein shall be deemed to prevent the Board from establishing one or more committees consisting in whole or in part of persons who are not Directors; provided, however, that no such committee shall have or may exercise any authority of the Board.

(i) At all times until it is dissolved in accordance with this Section 6.08(i), the Board shall have an executive committee (the “Executive Committee”) consisting of five (5) Directors. The Executive Committee shall be comprised of (i) the three (3) Investor CQP Directors; (ii) one (1) Independent CQP Director, who shall be selected by the Independent CQP Directors; and (iii) one (1) Cheniere CQP Director, who shall be selected by the Cheniere CQP Directors. During the Investor Approval Period, any increase or decrease in the number of Directors serving on the Executive Committee shall require approval of the Board, including the approval of at least one Cheniere CQP Director and one Investor CQP Director. The Executive Committee shall be dissolved and this Section 6.08 shall be null and void from and after the end of the Investor Approval Period without any further action by the Members, the Board or the members of the Executive Committee. Subject to Section 6.15, the following actions proposed to be taken by the applicable member of the Partnership Group, or by the Partnership Group as a whole, as specified below, shall be subject to (A) review and approval by the Executive Committee before they are taken, and (B) if approved by the Executive Committee, subsequent approval by the Board (unless in the case of clause (B) such actions do not otherwise require Board approval) before they are taken:

(i) with respect to any member of the Partnership Group, winding-up, dissolving or filing or authorizing the filing of any petition seeking to reorganize, or to obtain relief under, any federal or state bankruptcy or insolvency law, or to agree to do any of the foregoing, or to agree to an out-of-court restructuring or reorganization;

(ii) changing or making any election for any member of the Partnership Group to be classified as other than a partnership for U.S. federal income tax purposes, other than necessary tax elections necessary to ensure that at least 90% of the combined gross income of the Partnership for any taxable year is “qualifying income” within the meaning of Section 7704 of the Code;

(iii) the issuance by the Partnership of (A) Common Units or Common Unit Equivalents at a price less than $10.00 per unit or (B) Class B Units at a price less than $15.00 per Class B Unit or with a compound annual paid-in-kind rate or similar accreting feature of more than 3.5% per quarter, in each case, as such per unit price may be adjusted to take into account any unit split, combination, reclassification, reorganization or recapitalization or similar transaction;

(iv) the incurrence by the Partnership Group, on a consolidated basis, of aggregate Indebtedness to finance the construction and commencement of commercial operations of Train 1, Train 2, Train 3 or Train 4, and all related facilities, equipment and activities, in excess of the following thresholds (each of which shall be an aggregate threshold for the applicable Train(s)): (A) $4.1 billion to finance the construction and commencement of commercial operations, of Train 1 and Train 2, and all related facilities, equipment and activities; (B) $6.862 billion to finance the construction and commencement of commercial operations, of both Train 1 and Train 2, and all related facilities, equipment and activities, and the construction and commencement of commercial operations, of Train 3, and all related facilities, equipment and activities; and (C) $9.362 billion to finance the construction and commencement of commercial operations of Train 1, Train 2, Train 3 and Train 4, and all related facilities, equipment and activities; provided, however, that if the Executive Committee approves the incurrence of Indebtedness in excess of the foregoing amounts, any such excess amounts shall be segregated into a separate bank account and not used for purposes other than expenditures for the applicable Train(s); provided, further, that if the Partnership Group desires to incur additional short-term Indebtedness for working capital to purchase natural gas for purposes of commissioning any Train, which would be expected to be repaid within 90 days from working capital and would result in any of the foregoing amounts being exceeded by up to $300.0 million, then the Executive Committee shall consider the incurrence of such Indebtedness;

(v) the incurrence by the Partnership Group, on a consolidated basis, of aggregate Indebtedness (including to finance the construction and commencement of commercial operations of Train 1, Train 2, Train 3 and Train 4, and all related facilities, equipment and activities) that would exceed $11.662 billion (plus the aggregate amount of any Indebtedness incurred by the Partnership Group in connection with the transactions contemplated by the CTPL Purchase Agreement (as defined in the Unit Purchase Agreement) and any other costs and expenses related to CTPL (as such term is used and defined in the Partnership Agreement) after the closing of the transactions contemplated by the CTPL Purchase Agreement) outstanding at any time prior to commercial operations of Train 4, and all related facilities, equipment and activities to facilitate commercial operation of the Liquefaction Project;

(vi) the incurrence by the Partnership Group, on a consolidated basis, of aggregate Indebtedness that would result in: (A) the Partnership Group’s ratio of consolidated Indebtedness to EBITDA exceeding 6.0 to 1.0 (with Indebtedness excluding any Indebtedness incurred for Trains or other projects that have not commenced commercial operations); or (B) the Partnership Group’s ratio of consolidated Indebtedness to EBITDA exceeding 6.0 to 1.0 (with Indebtedness including any Indebtedness incurred for Trains or other projects that have not commenced commercial operations, and EBITDA to include projected EBITDA (as confirmed by the Board) for Trains or other projects for which financing has been consummated or will be consummated concurrent with the Indebtedness to be incurred);

(vii) any member of the Partnership Group entering into an EPC Contract for Train 3 or Train 4 if such EPC Contract is not on a lump sum turnkey basis with at least 80% of the aggregate contract price on a fixed price basis (excluding any currency exchange and commodity price fluctuations and inflation adjustments, which shall be considered variable costs) and no more than $100 million of risk exposure for labor costs; provided, however, that approval thereof shall not be unreasonably withheld, conditioned or delayed;

(viii) the issuance by the Partnership of any Equity Securities (other than Common Units) that are in any manner senior to the Class B Units; provided that this Section 6.08(i)(viii) shall not prevent the Company from being permitted to exercise its rights pursuant to Section 5.2(b) of the Partnership Agreement;

(ix) other than change orders caused by Applicable Law and change orders required by the contractor thereunder to maintain the project schedule and reach commercial operation, any member of the Partnership Group approving any material change orders to an EPC Contract, with such approval not to be unreasonably withheld, conditioned or delayed more than five (5) Business Days after receipt of written notice setting forth and describing in reasonable detail such change order and the explanation as to why such change order is reasonable under the circumstances (provided that in no event shall any determination about whether such information is reasonable affect the timing of such approval so long as it is prima facie provided in good faith), including (A) change orders increasing the cost of such EPC Contract by more than $40 million in a single change order or by more than $150 million in cumulative change orders for each of (1) Train 1 and Train 2 and (2) Train 3 and Train 4, and all related facilities, equipment and activities (provided that in the event Train 3 and Train 4, and all related facilities, equipment and activities, are not subject to the same EPC Contract, then such change order thresholds shall be determined on a pro rata basis in respect of the particular Train); and (B) any change order causing either (x) the Guaranteed Substantial Completion Date (as defined in the 2011 EPC Contract) for Train 1 or Train 2 or (y) the date determined pursuant to such similar term set forth in the applicable EPC Contract for Train 3 or Train 4 to be delayed by more than six (6) months from the original date set forth in such EPC Contract, as of its effective date;

(x) any member of the Partnership Group approving (x) any material change in the nature of the Partnership Group’s business taken as a whole, (y) the consummation of material asset dispositions or acquisitions or (z) the commencement or pursuit of any capital projects other than Train 1, Train 2, Train 3, Train 4 and the CTPL (as defined in the Unit Purchase Agreement);

(xi) any member of the Partnership Group creating any direct or indirect Subsidiaries, other than Subsidiaries that are directly or indirectly wholly owned by the Partnership;

(xii) any member of the Partnership Group issuing or selling equity interests (including any option, right, warrant or appreciation right) in the Partnership’s Subsidiaries, other than to direct or indirect wholly owned Subsidiaries of a member of the Partnership Group;

(xiii) any member of the Partnership Group approving the issuance of or issuing a notice to proceed on construction of Train 3 or Train 4 prior to consummating one or more closings to finance 100% of the then-current estimate of the funds (as determined by the Board) required to complete such Train or Trains, as the case may be;

(xiv) any amendment to a Service Agreement or entering into any other agreement with CEI or any of its Affiliates (other than a member of the Partnership Group) to provide services to any member of the Partnership Group; and

(xv) any member of the Partnership Group (A) materially amending, terminating (other than terminating in accordance with its existing terms in the Ordinary Course of Business) or entering into, any material commercial agreement, terminal use agreement, construction management agreement, operating and maintenance agreement, debt financing agreement, underwriting agreement, indenture or other agreement relating to Indebtedness (to the extent any of the foregoing would not otherwise be permitted without Executive Committee approval under other clauses of this Section 6.08(i)) or any material license, permit or other agreement with any Governmental Authority, in each case, in a manner that could reasonably be deemed to adversely affect the Purchaser or any Affiliate of the Purchaser in any material respect with regard to its Class B Units or Common Units or any of its rights with respect to the Company, the Partnership Group or any of the Basic Documents or (B) hiring employees or paying compensation to officers or other employees of members of the Partnership Group, other than employees hired and compensation paid by CEI or its Affiliates in accordance with the Partnership Agreement and the Services Agreements.

SECTION 6.09 Resignation or Removal.

(a) Any Director may resign at any time upon written notice to the Board. Such resignation shall take effect at the time specified in such written notice, and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective.

(b) Any Director may be removed by a majority of the other Directors then serving on the Board (or other applicable governing body) for “cause” (as defined below); and any vacancy in such position shall be filled as set forth in Section 6.09(c). As used herein, “cause” means that the applicable Director (i) is prohibited from serving as a director of the Company under any rule or regulation of the Securities and Exchange Commission or the NYSE MKT or (ii) has been convicted of a felony or misdemeanor involving moral turpitude.

(c) During the Investor Approval Period, in addition to removals by the Board pursuant to Section 6.09(a) and Section 6.09(b), Directors may be removed and the corresponding vacancies filled as follows:

(i) Cheniere Holdings shall be entitled to cause the removal of any Cheniere CQP Director, at any time, with or without cause, and any vacancies with respect to the Cheniere CQP Directors shall be filled by Cheniere Holdings.

(ii) The Purchaser shall be entitled to cause the removal of any Investor CQP Director, at any time, with or without cause, and any vacancies with respect to Investor CQP Directors shall be filled by the Purchaser.

(iii) Either the Purchaser or Cheniere Holdings shall be entitled to cause the removal of any Independent CQP Director, with or without cause, by delivering notice thereof in accordance with Section 6.09(d).

(iv) Any vacancy of an Independent CQP Director (whether by death, resignation or removal) shall be filled by mutual agreement of Cheniere Holdings and the Purchaser, pursuant to the following procedure:

(A) if the Purchaser, which may propose a replacement Independent Director, does not deliver a notice proposing a replacement Independent Director within thirty (30) days after a notice of removal is delivered pursuant to Section 6.09(d) or the death or resignation of such Person, as applicable, then Cheniere Holdings may appoint a replacement Independent CQP Director; and

(B) if the Purchaser delivers a notice proposing a replacement Independent Director within thirty (30) days after the notice of removal is delivered pursuant to Section 6.09(d) or the death or resignation of such Person, as applicable, then the following procedure shall be followed (with any Independent Director designee agreed to by Cheniere Holdings or determined by the Independent CQP Directors to be an Independent CQP Director, as applicable, being appointed to the Board by Cheniere Holdings promptly after such determination):

(I) Cheniere Holdings shall decide, within fourteen (14) days after receiving such notice of a proposed replacement Independent Director, whether to appoint or reject such designee as an Independent CQP Director;

(II) if Cheniere Holdings rejects such designee as an Independent CQP Director, then the Purchaser may deliver a notice proposing another replacement Independent Director within seven (7) days after Cheniere Holding’s delivers to the Purchaser a notice rejecting the previously proposed designee;

(III) Cheniere Holdings shall decide within seven (7) days after receiving notice of the immediately foregoing proposed replacement Independent Director whether to appoint or reject such designee as an Independent CQP Director;

(IV) if Cheniere Holdings rejects such Person as an Independent CQP Director, then the Independent CQP Directors not subject to the notice of removal pursuant to Section 6.09(c)(iv)(B) shall decide whether such Person is an Independent Director and otherwise qualified to serve on the Board; and

(V) if a majority of the Independent CQP Directors (other than the Independent CQP Director subject to being removed) reject such Person as an Independent CQP Director, then the process set forth in this Section 6.09(c)(iv) shall be restarted; provided, however, that if either the Purchaser or Cheniere Holdings initially initiated the procedures set forth in Section 6.09(c)(iii) and the other Person subsequently submits a notice of removal pursuant to Section 6.09(c)(iii), the procedures set forth in this Section 6.09(c)(iv) shall not be followed more than twice with respect to the initiating Person’s notice of removal before following the procedures set forth in this Section 6.09(c)(iv) with respect to the other Person’s subsequent notice of removal.

(v) Notwithstanding Section 6.09(c)(iii), an Independent CQP Director to be removed pursuant to Section 6.09(c)(iii) shall continue to serve as an Independent CQP Director until his or her successor is appointed in accordance with the procedures set forth in Section 6.09(c)(iv).

(d) Any action by Cheniere Holdings or the Purchaser to designate, remove or replace a Cheniere CQP Director, Investor CQP Director or Independent CQP Director shall be evidenced in writing furnished to the Company, the Member and the Purchaser.

SECTION 6.10 Compensation.

The members of the Board who are neither Officers nor employees of either the Company or the Purchaser or any Affiliate thereof shall be entitled to compensation for their service as directors and committee members at rates established from time to time by resolution of the Board. All members of the Board shall be reimbursed for actual and documented out-of-pocket expenses incurred in connection with attending meetings of the Board or committees thereof.

SECTION 6.11 Affiliate Transaction Approval.

(a) During the Investor Approval Period, any transactions (or modifications or waivers of existing contracts) (other than transactions subject to Section 6.08(i)(xiv)) between (x) the Partnership Group, on the one hand, and (y) either (A) CEI and its Affiliates (other than any member of the Partnership Group) or (B) the Purchaser and its Affiliates (other than any member of the Partnership Group), on the other hand, that: (i) are on terms less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties; or (ii) involve consideration of more than $1.0 million individually or $5.0 million cumulatively per annum, shall require the following approval: (1) transactions proposed by or for the benefit of CEI or its Affiliates (other than the Partnership Group) shall require the approval of the Board, including at least one Investor CQP Director and (2) transactions proposed by or for the benefit of the Purchaser or any of its Affiliates (other than the Partnership Group) shall require the approval of the Board, including at least one Cheniere CQP Director.

(b) In addition, if requested by any Investor CQP Director or Cheniere CQP Director, the transactions contemplated by Section 6.11(a) shall be submitted to the Conflicts Committee for consideration.

(c) Notwithstanding the foregoing, no such approval contemplated by this Section 6.11 shall be required in respect of (a) any transactions relating to the exercise of any of the Purchaser or its Affiliates rights pursuant to any of the Basic Documents (e.g., the Purchaser’s exercise of its rights pursuant to Section 5.12(b)(vii) of the Partnership Agreement), (b) the approval of budgets contemplated by a Service Agreement or payments made pursuant to the terms thereof or (c) the exercise of preemptive rights that any Person holds.

SECTION 6.12 Duties.

Except as expressly set forth in this Agreement or required by the Act, no Director shall have any duties or liabilities, including fiduciary duties, to the Company or any Member except to act in good faith and in the best interest of the Partnership when the Company acts as the general partner of the Partnership, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of a Director otherwise existing under Applicable Law or in equity, are agreed by the Members to replace such other duties and liabilities of the Directors.

SECTION 6.13 Corporate Opportunities.

Notwithstanding anything to the contrary in this Agreement or any duty existing under Applicable Law, in equity or otherwise, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Director or Officer. No Director or Officer who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or for any member of the Partnership Group shall have any duty to communicate or offer such opportunity to any Member, the Company or the Partnership Group, and it shall be deemed not to be breach of any duty, including any fiduciary duty, or any other obligation of any type whatsoever of any Director or Officer to not communicate or offer such opportunity to any Member, the Company or the Partnership Group, and such Director or Officer shall not be liable to the Company, any member of the Partnership Group, to any Member or any other Person for breach of any fiduciary or other duty by reason of the fact that such Director or Officer pursues or acquires for itself or its Affiliates, directs such opportunity to another Person or does not communicate such opportunity or information to any Member, the Company or the Partnership Group; provided, however, that the preceding terms of this Section 6.13 shall not apply to any business opportunity (i) of which any Person who is an Officer, Director or employee of the Company or any member of the Partnership Group acquires knowledge while acting in his capacity as such Officer, Director or employee, and not while acting in his capacity as an officer, director or employee of an entity that is not the Company or a member of the Partnership Group or (ii) taken by a Director or Officer for such Director’s or Officer’s personal benefit.

SECTION 6.14 Managing Member Authority.

Except for any power and authority specifically delegated to the Board herein, the Managing Member will have the exclusive authority over the other business and affairs of the Company that do not relate to the Partnership Group. Without limiting the general delegation of power to the Managing Member in the previous sentence (and to the extent not otherwise prohibited by the Basic Documents), the powers granted to the Managing Member shall include:

(a) transferring the Company’s General Partner Interest (as defined in the Partnership Agreement) pursuant to Section 4.6(b) of the Partnership Agreement or the Company’s Incentive Distribution Rights (as defined in the Partnership Agreement), subject to the Investors’ and Registration Rights Agreement;

(b) voting any Units (as defined in the Partnership Agreement) held by the Company;

(c) making any distributions by the Company to the Members to the extent permitted by this Agreement;

(d) issuing or repurchasing any equity interests in the Company;

(e) prosecuting, settling, and managing any claims made directly against the Company to the extent such claims do not relate to any member of the Partnership Group;

(f) selling, conveying, transferring or pledging any assets of the Company;

(g) entering into agreements and incurring obligations on behalf of the Company not contrary to or inconsistent with the terms of the Partnership Agreement;

(h) making additional capital contributions to the Partnership pursuant to the Partnership Agreement;

(i) exercising preemptive rights in the Partnership pursuant to the Partnership Agreement;

(j) acquiring Units or Partnership Securities (each as defined in the Partnership Agreement) pursuant to the Partnership Agreement and exercising rights pursuant thereto;

(k) lending funds to the Partnership Group pursuant to the Partnership Agreement;

(l) exercising rights as an “Indemnitee” pursuant to the Partnership Agreement to the extent such claims do not relate to any member of the Partnership Group;

(m) purchasing and selling Partnership Securities for its own account pursuant to the Partnership Agreement;

(n) exercising registration rights pursuant to the Investors’ and Registration Rights Agreement;

(o) after the Investor Approval Period, withdrawing as the general partner of the Partnership pursuant to Section 11.1 of the Partnership Agreement;

(p) transferring the interest of a Departing General Partner (as defined in the Partnership Agreement) pursuant to the Partnership Agreement; and

(q) selecting and appointing the Independent CQP Director or other Independent Director of the Board, as the case may be, to a board of managers or similar governing body of a member of the Partnership Group to fill any vacancy or position created pursuant to Section 6.07(c);

provided, that none of the foregoing shall be interpreted to grant the Managing Member the power to manage the business and affairs of the Partnership Group or exercise any of the rights of the Partnership Group.

SECTION 6.15 Sabine Pass Control Rights.

The Managing Member shall exercise all power and authority of the Company, whether direct or indirect, with respect to acquiring, holding, voting or disposing of the equity interests of the general partner of Sabine Pass LNG, L.P. (presently, Sabine Pass LNG-GP, LLC). Neither the Board, nor the Executive Committee, nor any Director, nor the Purchaser shall have or exercise any power or authority with respect to the general partner of Sabine Pass LNG, L.P.

ARTICLE VII

OFFICERS

SECTION 7.01 Elected Officers.

The Officers of the Company shall serve at the pleasure of the Board. Such Officers shall have the authority and duties delegated to each of them, respectively, by the Board from time to time. No Officer need be a Member or Director. Any number of offices may be held by the same Person. The Officers of the Company shall be a Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer, a Secretary and a Treasurer and may include such other officers (including, without limitation, a President, a Chief Operating Officer, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents) as the Board from time to time may deem proper.

The Chairman of the Board shall be chosen from among the Directors. All Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VII (and any resolutions of the Board modifying such duties) and shall perform such additional duties as the Board may, from time to time, delegate to them. The Board or any committee thereof may from time to time elect or appoint, as the case may be, such other Officers (including one or more Vice Presidents, Controllers, Assistant Secretaries and Assistant Treasurers) and agents, as may be necessary or desirable for the conduct of the business of the Company. Such other Officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board or such committee, as the case may be.

In no event shall any of the Officers take any action requiring Executive Committee approval under Section 6.08(i) unless such action has been approved by the Executive Committee.

SECTION 7.02 Election and Term of Office.

The Officers of the Company shall be elected annually by the Board at the regular meeting of the Board held after the annual meeting of the Members or at such time and for such term as the Board shall determine. Each Officer shall hold office until such Person’s successor shall have been duly elected and shall have qualified or until such Person’s death or until he or she shall resign or be removed pursuant to Section 7.14.

SECTION 7.03 Chairman of the Board.

The Chairman of the Board shall preside at all meetings of the Board. If the Chairman is unable to preside at a meeting of the Board and the Chief Executive Officer is also unable to preside at such meeting pursuant to Section 7.04, then the Directors may appoint another Director to preside at such meeting. The Directors also may elect a Vice-Chairman to act in the place of the Chairman upon his absence or inability to act.

SECTION 7.04 Chief Executive Officer.

The Chief Executive Officer shall be responsible for the general management of the affairs of the Company and shall perform all duties incidental to such Person’s office that may be required by Applicable Law and all such other duties as are properly required of him or her by the Board. The Chief Executive Officer shall supervise generally the affairs of the Company, its other Officers, employees and agents and may take all actions that the Company may legally take. He or she shall make reports to the Board and the Members and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect. The Chief Executive Officer shall have full authority to execute all deeds, mortgages, bonds, contracts, documents or other instruments, except in cases where the execution thereof shall be expressly delegated by the Board to some other Officer or agent of the Company or shall be required by Applicable Law to be otherwise executed. The Chairman of the Board may serve in the capacity of Chief Executive Officer. If the Chairman of the Board does not so serve, then the Chief Executive Officer, if he or she is also a Director, shall, in the absence of or because of the inability of the Chairman of the Board to act, perform all duties of the Chairman of the Board and preside at all meetings of the Board.

SECTION 7.05 President.

The Chief Executive Officer may serve in the capacity as President. If the Chief Executive Officer does not so serve, then the President shall assist the Chief Executive Officer in the administration and operation of the Company’s business and general supervision of its policies and affairs. The President shall have full authority to execute all deeds, mortgages, bonds, contracts, documents or other instruments, except in cases where the execution thereof shall be expressly delegated by the Board to some other Officer or agent of the Company or shall be required by Applicable Law to be otherwise executed. In the absence of the Chairman of the Board and a Chief Executive Officer, the President, if he or she is also a Director, shall preside at all meetings of the Board.

SECTION 7.06 Chief Financial Officer.

The Chief Financial Officer shall be responsible for financial reporting for the Company and shall perform all duties incidental to such Person’s office that may be required by Applicable Law and all such other duties as are properly required by of him or her by the Board. He or she shall make reports to the Board and shall see that all orders and resolutions of the Board and any committee thereof relating to financial reporting are carried into effect. He or she shall also render to the Board or the Chief Executive Officer, whenever any of them request it, an account of all of his or her transactions as Chief Executive Officer and of the financial condition of the Company. The Chief Financial Officer shall have the same power as the Chief Executive Officer to execute documents on behalf of the Company.

SECTION 7.07 Chief Operating Officer.

The Chief Operating Officer of the Company shall assist the President and Chief Executive Officer in the administration and operation of the Company’s business and general supervision of its policies and affairs.

SECTION 7.08 Vice Presidents.

Each Executive Vice President and Senior Vice President and any Vice President shall have such powers and shall perform such duties as may from time to time be assigned to him or her by the Board, the President or the Chief Executive Officer.

SECTION 7.09 Treasurer.

(a) The Treasurer shall exercise general supervision over the receipt, custody and disbursement of Company funds. The Treasurer shall, in general, perform all duties incident to the office of Treasurer and shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Board and the Chief Financial Officer.

(b) Assistant Treasurers shall have such authority and perform such duties of the Treasurer as may be provided in this Agreement or assigned to them by the Board or the Treasurer. Assistant Treasurers shall assist the Treasurer in the performance of the duties assigned to the Treasurer and, in assisting the Treasurer, each Assistant Treasurer shall for such purpose have the powers of the Treasurer. During the Treasurer’s absence or inability or refusal to act, the Treasurer’s authority and duties shall be possessed by such Assistant Treasurer or Assistant Treasurers as the Board may designate.

SECTION 7.10 Secretary.

(a) The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings or actions of the Board, the committees of the Board and the Members. The Secretary shall (i) see that all notices are duly given in accordance with the provisions of this Agreement and as required by Applicable Law; (ii) be custodian of the records and the seal of the Company and affix and attest the seal to all documents to be executed on behalf of the Company under its seal; (iii) see that the books, reports, statements, certificates and other documents and records required by Applicable Law to be kept and filed are properly kept and filed; and (iv) in general, perform all of the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board.

(b) Assistant Secretaries shall have such authority and perform such duties of the Secretary as may be provided in this Agreement or assigned to them by the Board or the Secretary. Assistant Secretaries shall assist the Secretary in the performance of the duties assigned to the Secretary, and in assisting the Secretary, each Assistant Secretary shall for such purpose have the powers of the Secretary. During the Secretary’s absence or inability or refusal to act, the Secretary’s authority and duties shall be possessed by such Assistant Secretary or Assistant Secretaries as the Board may designate.

SECTION 7.11 Powers of Attorney.

The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

SECTION 7.12 Delegation of Authority.

Unless otherwise provided by this Agreement or by resolution of the Board, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

SECTION 7.13 Compensation and Expenses.

The salaries or other compensation, if any, of the Officers and agents of the Company shall be fixed from time to time by the Board; provided, however, that no such Officer or agent shall have any contractual rights against the Company for compensation by virtue of such election or appointment beyond the date of the election or appointment of such Person’s successor, such Person’s death, such Person’s resignation or such Person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

The Officers and agents shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder.

SECTION 7.14 Removal.

Any Officer elected, or agent appointed, by the Board may be removed, either with or without cause, by the affirmative vote of a majority of the Board whenever, in their judgment, the best interests of the Company would be served thereby.

SECTION 7.15 Vacancies.

A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.

ARTICLE VIII

MEMBER MEETINGS

SECTION 8.01 Meetings.

Except as otherwise provided in this Agreement, all acts of the Members to be taken hereunder shall be taken in the manner provided in this Article VIII. An annual meeting of the Members for the transaction of business as may properly come before the meeting shall be held at such time and place as the Board shall specify from time to time. Special meetings of the

Members may be called by the Board or by any Member. A Member shall call a meeting by delivering to the Board one or more requests in writing stating that the signing Member wishes to call a meeting and indicating the general or specific purposes for which the meeting is to be called.

SECTION 8.02 Notice of a Meeting.

Notice of a meeting called pursuant to Section 8.01 shall be given to the Members in writing by mail or other means of communication in accordance with Section 14.02. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of communication.

Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except where a Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

SECTION 8.03 Action by Consent of Members.

Notwithstanding any provision contained in this Article VIII, any action that may be taken at a meeting of the Members may be taken without a meeting if a written consent setting forth such action is signed by the Members holding not less than the minimum percentage of the Membership Interests that would be necessary to authorize or take such action at a meeting at which all of the Members entitled to vote on such matter were present and voted.

SECTION 8.04 Member Vote.

Unless a provision of this Agreement specifically provides otherwise, any provision of this Agreement requiring the authorization of, or action taken by, the Members shall require the approval of the Members holding a majority of the Membership Interests.

SECTION 8.05 In the Event of a Sole Member.

Notwithstanding any other provision of this Agreement, at any time at which there is only a single Person serving as a Member of the Company, any provision herein that requires a Member to make a delivery to, or to obtain the consent of, the other Members of the Company shall be disregarded until such time as an additional Person is admitted as Member of the Company.

ARTICLE IX

INDEMNIFICATION OF DIRECTORS,

OFFICERS, EMPLOYEES AND AGENTS

SECTION 9.01 Indemnification.

(a) To the fullest extent permitted by Applicable Law, but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of the Indemnitee’s serving or having served, or taking or having taken any action or inaction, in such capacity on behalf of or for the benefit of the Company or the Partnership or any other member of the Partnership Group; provided, however, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 9.01, the Indemnitee acted in bad faith, engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 9.01 shall be made only out of the assets of the Company, it being agreed that the Members shall not be liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification. The indemnification and advancement of expenses provided under this Agreement and the Partnership Agreement shall be the primary source of indemnification and advancement of expenses and any other indemnification or similar rights of an Indemnitee shall be secondary to the Company’s obligations under this Section 9.01.

(b) To the fullest extent permitted by Applicable Law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 9.01(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 9.01.

(c) The indemnification provided by this Section 9.01 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company shall purchase and maintain insurance on behalf of the Company, its Affiliates, the Board, the Officers and such other Persons as the Board shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 9.01, (i) the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of its duties to the Company also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to Applicable Law shall constitute “fines” within the meaning of Section 9.01(a); and (iii) action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of the Indemnitee’s duties for a purpose reasonably believed by such Indemnitee to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.01 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g) The provisions of this Section 9.01 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(h) No amendment, modification or repeal of this Section 9.01 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 9.01 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(i) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Persons who have acquired limited liability company interests in the Company, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(j) Subject to its obligations and duties as set forth in Article VI, the Board and any committee thereof may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company’s Officers or agents, and neither the Board nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such Officer or agent appointed by the Board or any committee thereof in good faith.

(k) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company, such Indemnitee, acting in connection with the Company’s business or affairs, shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnitee.

(l) Any amendment, modification or repeal of subsections (i), (j) (k) or (l) of this Section 9.01 shall be prospective only and shall not in any way affect the limitations on liability under such subsections as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE X

TAXES

SECTION 10.01 Tax Returns.

The Tax Matters Member of the Company (as defined in Section 10.03) shall prepare and timely file (on behalf of the Company) all federal, state, local and foreign tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.

SECTION 10.02 Tax Elections.

(a) The Company shall make the following elections on the appropriate tax returns:

(i) to adopt the calendar year as the Company’s fiscal year;

(ii) to adopt the accrual method of accounting;

(iii) if a distribution of the Company’s property as described in Section 734 of the Code occurs, or upon a transfer of Membership Interest as described in Section 743 of the Code occurs, on request by notice from any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of the Company’s properties; and

(iv) any other election that the Members, in their sole discretion, may deem appropriate.

(b) Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state, local or foreign law, and no provision of this Agreement (including Section 2.06) shall be construed to sanction or approve such an election.

SECTION 10.03 Tax Matters Member.

Cheniere Holdings shall be the “tax matters partner” of the Company pursuant to Code Section 6231(a)(7) (the “Tax Matters Member”). Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company. The Tax Matters Member shall take all actions with respect to taxes (including, but not limited to, (a) making, changing or revoking a material tax election, (b) taking a significant position in any tax return, (c) settling or otherwise resolving any audit or other proceeding relating to taxes and (d) extending the statute of limitations with respect to taxes) in its sole discretion.

ARTICLE XI

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

SECTION 11.01 Maintenance of Books.

(a) The Company shall (i) maintain books and records, bank accounts and financial statements separate from any other Person, including the Members, (ii) not commingle its assets with those of any other Person, including the Members, (iii) conduct its business in its own name, (iv) pay its own expenses and liabilities out of its own funds, (v) observe all organizational formalities required under the Act, (vi) not guarantee or become obligated for, or pledge its assets for, the debts or liabilities of the Members, or hold out its credit as being available to satisfy the obligations of the Members and (vii) be duly qualified and in good standing as a foreign entity under Applicable Law in each state in which its assets are located and such qualification is necessary or advisable, maintain adequate capital for its operation and business purposes at all times. In addition, the Company shall cause Sabine Pass Liquefaction, LLC, a Delaware limited liability company, to maintain its separate existence as an entity.

(b) The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, (ii) maintained on an accrual basis in accordance with GAAP, consistently applied and (iii) audited by the Registered Public Accountants at the end of each calendar year.

SECTION 11.02 Reports.

With respect to each calendar year, the Board shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to each Member such reports, forecasts, studies, budgets and other information as the Members may reasonably request from time to time.

SECTION 11.03 Bank Accounts.

Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE XII

DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION

SECTION 12.01 Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each, a “Dissolution Event”):

(i) the unanimous consent of the Board; or

(ii) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b) No other event shall cause a dissolution of the Company.

(c) Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of the last remaining Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member in the Company.

(d) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

SECTION 12.02 Winding-Up and Termination.

(a) On the occurrence of a Dissolution Event of the type described in Section 12.01, the Board shall select one or more Persons to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board. The steps to be accomplished by the liquidator are as follows:

(i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last Day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii) the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(iii) all remaining assets of the Company shall be distributed to the Members as follows:

  (A) the liquidator may sell any or all Company Property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article V;

  (B) with respect to all Company Property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

  (C) Company Property (including cash) shall be distributed to the Members in accordance with their relative positive Capital Account balances after the allocations pursuant to Section 5.01 have been made.

(b) The distribution of cash or property to a Member in accordance with the provisions of this Section 12.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all of the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

SECTION 12.03 Deficit Capital Accounts.

No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in the Member’s Capital Account.

SECTION 12.04 Certificate of Cancellation.

Upon completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or by Applicable Law.

ARTICLE XIII

TRANSFER OF MEMBERSHIP INTEREST

SECTION 13.01 Transfers.

(a) The Member may sell, assign or otherwise transfer all or any portion of the Member’s Membership Interest at any time to any Person except to the extent prohibited by the Investors’ and Registration Rights Agreement. Any such transfer shall only be effective upon such transferee executing a joinder to this Agreement.

(b) Any successor to the Company (and any successor general partner of the Partnership) shall be required to assume the obligations of the Company set forth herein and agree to abide by the terms hereof, and to execute legally binding documentation confirming such agreement for the benefit of the Partnership and the Purchaser.

ARTICLE XIV

GENERAL PROVISIONS

SECTION 14.01 Offset.

Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

SECTION 14.02 Notices.

Except as expressly set forth to the contrary in this Agreement, all notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex, facsimile or electronic mail, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex, facsimile or electronic mail. Notice otherwise sent as provided herein shall be deemed given upon delivery of such notice:

To the Company:

Cheniere Energy Partners GP, LLC

700 Milam Street, Suite 800

Houston, Texas 77002

Attn: President

Telephone: (713) 375-5000

Fax: (713) 375-6000

To Cheniere LNG Holdings, LLC:

Cheniere LNG Holdings, LLC

700 Milam Street, Suite 800

Houston, Texas 77002

Attn: President

Telephone: (713) 375-5000

Fax: (713) 375-6000

To the Purchaser:

Blackstone CQP Holdco LP

345 Park Avenue, 44th Floor

New York, New York 10154

Attn: David Foley

          Sean Klimczak

Telephone: (212) 583-5000

Fax: (646) 253-7517

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn: David S. Allinson

          Charles E. Carpenter

Telephone: (212) 906-1200

Fax: (212) 751-4864

Whenever any notice is required to be given by Applicable Law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

SECTION 14.03 Entire Agreement; Superseding Effect.

This Agreement constitutes the entire agreement of the Members, in such capacity, relative to the formation, operation and continuation of the Company and supersedes all prior contracts or agreements with respect to such subject matter, whether oral or written.

SECTION 14.04 Effect of Waiver or Consent.

Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

SECTION 14.05 Amendment or Restatement.

No amendment, alteration or modification of any provision of this Agreement shall be effective unless such amendment, alteration or modification is approved in writing by each Member and, during the Investor Approval Period, with respect to any amendment, alteration or modification that could reasonably be expected to adversely affect the Purchaser in any material respect, the Purchaser’s prior written approval shall be required (which shall specifically include any changes to Article VI and Article IX). Furthermore, Cheniere Holdings and any other Members shall require that any new or amended limited liability company agreement, operating agreement or document of similar effect of the Company (including any successor thereto and any successor general partner of the Partnership) shall contain all of the rights granted to the Purchaser contemplated by this Agreement, including the existence of the Executive Committee (and the corresponding rights of the Executive Committee) and the size and composition of the Board.

SECTION 14.06 Binding Effect.

This Agreement is binding on and shall inure to the benefit of the Members, the Purchaser and their respective heirs, legal representatives, successors and permitted assigns.

SECTION 14.07 Governing Law; Severability.

THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Person or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by Applicable Law, and (b) the Members and the Purchaser shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members and the Purchaser in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

SECTION 14.08 Further Assurances.

In connection with this Agreement and the transactions contemplated hereby, each Member and the Purchaser shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions applicable to such Person.

SECTION 14.09 Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

SECTION 14.10 Purchaser Assignment

During the Investor Approval Period, upon written notice to the Company, the Purchaser shall be permitted to assign any of its rights hereunder to any Person to whom the Purchaser has transferred any of its Class B Units or Registrable Securities (as defined in the Investors’ and Registration Rights Agreement) in compliance with the Basic Documents and such transferor shall become “Purchaser” hereunder upon its execution of a written joinder hereto; provided, that such successor “Purchaser” must be an Affiliate controlled by Blackstone Management Partners L.L.C. or the Blackstone Group L.P.

SECTION 14.11 Good Faith

The parties shall act promptly and in good faith when exercising any approval rights contained herein, and no such approvals shall be unreasonably withheld, delayed or conditioned.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the sole Member and the Purchaser have executed this Agreement as of the date first set forth above.

MEMBER:

CHENIERE LNG HOLDINGS, LLC

By:	/s/ Meg A. Gentle
Name: Meg A. Gentle
Title: Senior Vice President and Chief Financial Officer

PURCHASER: BLACKSTONE CQP HOLDCO LP

By:	Blackstone CQP Holdco GP LLC, its general partner
By:	Blackstone Management Associates VI L.L.C., its sole member
By:	BMA VI L.L.C., its sole member

By:	/s/ David I. Foley
David I. Foley Senior Managing Director

EXHIBIT A

MEMBER	MEMBERSHIP INTEREST	CAPITAL CONTRIBUTION
Cheniere LNG Holdings, LLC	100%	$1,000.00